UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – September 17, 2010

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OMNICARE, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-8269 (Commission File Number)	31-1001351 (IRS Employer Identification No.)
100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky (Address of Principal Executive Offices)		41011 (Zip Code)

(859) 392-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    (e)  On September 17, 2010, Omnicare, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with James D. Shelton, a director of the Company who was appointed Interim President and Chief Executive Officer of the Company effective July 31, 2010.  The Employment Agreement is effective from August 1, 2010 through January 31, 2011.  Pursuant to the Employment Agreement, Mr. Shelton will receive a base salary at a monthly rate of $83,333, will be reimbursed for his ordinary and necessary business and living expenses while employed on a temporary basis and will generally be eligible to participate in the employee benefit plans of the Company.  The Employment Agreement also contains standard confidentiality restrictions.  Upon a termination by the Company of Mr. Shelton other than for Cause (as defined in the Employment Agreement), Mr. Shelton will receive continued payment of his base salary for the remainder of the term of the Employment Agreement.

    In connection with the Employment Agreement, on September 17, 2010, the Company granted Mr. Shelton 40,282 fully vested restricted stock units (“RSUs”) under the Company’s 2004 Stock and Incentive Plan.  The award will be forfeited if Mr. Shelton’s employment is terminated by the Company for Cause (as defined in the Employment Agreement).  Payment of the RSUs to Mr. Shelton (and any related dividend equivalent amounts and imputed interest) will be made in shares of common stock of the Company within 30 days following the first to occur of (i) a change of control of the Company that constitutes a change in ownership or effective control within the meaning of Section 409A of the Internal Revenue Code, as amended, or (ii) September 17, 2013.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:      /s/ Mark G. Kobasuk
Name:  Mark G. Kobasuk
Title:    Vice President – General Counsel and Secretary

    Dated:  September 21, 2010